Exhibit 10(n)5

AMENDMENT TO THE AMENDED AND RESTATED
ALLETE DIRECTOR COMPENSATION DEFERRAL PLAN

The Amended and Restated ALLETE Director Compensation Deferral Plan, dated effective January 1, 1990, is amended as follows:

1.	Effective July 24, 2012, Section 5.1 is amended to delete the following:

Any annuity provided under this section shall be calculated using a 7.5% interest rate, or such other rate as approved by the Board. Notwithstanding the foregoing, annuities under this section shall be calculated using an 8% interest rate in any circumstance in which one of the following conditions applies: (i) the Director left service prior to January 1, 2007; or (ii) the Director provided official notice of retirement to the Company prior to January 1, 2007 with an effective retirement date on or before April 1, 2007.

2.	Effective July 24, 2012, Section 5.1 is further amended to add the following:

Any annuity provided in this section shall be calculated by crediting to or debiting from the Deferral Account all notional gains and losses associated with the investment funds selected by the Director from among the options provided by the Company until all amounts credited to Deferral Account have been distributed.

ALLETE, Inc.

By:	/s/ Alan R. Hodnik
Alan R. Hodnik
Chairman, President & Chief Executive Officer

ATTEST:

By:	/s/ Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel & Secretary